SECOND AMENDMENT

to

MASTER CUSTODY AGREEMENT

THIS AMENDMENT made effective as of the 14th day of February, 2011 amends that certain Master Custody Agreement, dated as of December 14, 2009, and amended November 5, 2010, between the Funds listed on Exhibit A thereto and The Bank of New York Mellon (the “Master Custody Agreement”) as herein below provided.

W I T N E S S E T H:

WHEREAS, pursuant to Article X, Section 5 of the Master Custody Agreement, the Funds wish to append Schedule II to the Master Custody Agreement to list all series and to add a new series, Virtus Premium Alpha Sector Series; and to add Article X Section 11.

NOW, THEREFORE, in consideration of the foregoing premise, the parties to the Master Custody Agreement hereby agree that the Master Custody Agreement is amended as follows:

1. Schedule II to the Master Custody Agreement is attached hereto and made a part hereof.

2. Article X, Section 11 to the Master Custody Agreement is incorporated hereto as follows.

The obligations of the Fund (and Series) entered into in the name or on behalf thereof by any director, trustee, representative, employee or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, trustees, shareholders, representatives, employees or agents of the Fund (or Series) personally, but bind only the property of the Fund (or Series), and all persons dealing with the Fund (or Series) must look solely to the property of the Fund (or Series) for the enforcement of any claims against the Fund (or Series). For the avoidance of doubt, it is acknowledged and agreed that the liabilities and obligations of each Series shall be separate and apart from each other Series and under no circumstance shall any Series be liable for the liabilities and obligations of any other Series. For the avoidance of doubt, it is acknowledged and agreed that the agreements made herein by the Fund (or Series) bind and obligate only the Fund (or Series) and its assets and no related, affiliated or controlling person of the Fund (or Series) shall have any liability for the debts or obligations of the Fund (or Series) hereunder.

3. Except as herein provided, the Master Custody Agreement shall be and remain unmodified and in full force and effect. All initial capitalized terms used but not defined herein shall have such meanings as ascribed thereto in the Master Custody Agreement.

4. This Amendment may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers.

On behalf of the Fund identified on Exhibit A hereto.

By:	/s/ W. Patrick Bradley
Name:	W. Patrick Bradley
Title:	Chief Financial Officer and Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Andrew Pfeifer
Name:	Andrew Pfeifer
Title:	Vice President

EXHIBIT A

Fund

Virtus Variable Insurance Trust

SCHEDULE II

Series and Effective Dates

Series	Tax Identification	Effective Date (Date Added to the Agreement)
Virtus International Series (formerly the Phoenix-Aberdeen International Series)	04-3085418	December 14, 2009
Virtus Capital Growth Series (formerly the Phoenix Capital Growth Series)	04-2958529	December 14, 2009
Virtus Small-Cap Growth Series (formerly the Phoenix Small-Cap Growth Series)	03-0467637	December 14, 2009
Virtus Small-Cap Value Series (formerly the Phoenix Small-Cap Value Series)	04-3537747	December 14, 2009
Virtus Multi-Sector Fixed Income Series (formerly the Phoenix Multi-Sector Fixed Income Series)	04-2958532	December 14, 2009
Virtus Growth and Income Series (formerly the Phoenix Growth and Income Series)	04-3408963	December 14, 2009
Virtus Strategic Allocation Series (formerly the Phoenix Strategic Allocation Series)	04-2958531	December 14, 2009
Virtus Real Estate Securities Series (formerly the Phoenix-Duff & Phelps Real Estate Securities Series)	04-6779797	December 14, 2009
Virtus Premium Alpha Sector Series	61-1639125	February 14, 2011